Exhibit 12.1

COMPUTATION OF EARNINGS TO FIXED CHARGES RATIO

FROM CONTINUING OPERATIONS

(IN THOUSANDS OF DOLLARS, EXCEPT RATIO DATA)

	Six Months Ended	Year Ended
	June 26, 2005	December 26, 2004	December 28, 2003	December 29, 2002	December 30, 2001	December 31, 2000

Fixed Charges Computation
Net Interest Expense	$38,263	$49,850	$68,715	$74,251	$98,872	$114,422
Plus Capitalized Interest	3,515	4,746	2,079	718	1,961	2,230

Gross Interest Expense	41,778	54,596	70,794	74,969	100,833	116,652
Proportionate Share of Interest Expense of 50% owned persons	—	—	—	—	—	—
Interest component of Rent	4,030	8,179	8,219	8,066	8,678	8,763

Total Fixed Charges	$45,808	$62,775	$79,013	$83,035	$109,511	$125,415

Earnings Computation
Pre-tax earnings from continuing operations	$199,881	$501,294	$463,014	$448,670	$307,399	$525,290
Add: Fixed Charges	45,808	62,775	79,013	83,035	109,511	125,415

	$245,689	$564,069	$542,027	$531,705	$416,910	$650,705
Less: Capitalized Interest	(3,515)	(4,746)	(2,079)	(718)	(1,961)	(2,230)
Add: Distributions in excess of (less than) earnings of investee	5,669	(25,674)	(23,855)	39,608	19,624	(36,353)

Total Earnings as Adjusted	$247,843	$533,649	$516,093	$570,595	$434,573	$612,122

Ratio of Earnings to Fixed Charges	5.4:1	8.5:1	6.5:1	6.9:1	4.0:1	4.9:1

COMPUTATION OF PRO FORMA EARNINGS TO FIXED CHARGES RATIO

FROM CONTINUING OPERATIONS

(IN THOUSANDS OF DOLLARS, EXCEPT RATIO DATA)

	Six Months Ended June 26, 2005	Year Ended December 26, 2004
Fixed Charges Computation

Net Interest Expense	$45,501	$67,562
Plus Capitalized Interest	3,515	4,746

Gross Interest Expense	49,016	72,308

Proportionate Share of Interest Expense of 50% owned persons	—	—
Interest component of Rent	4,030	8,179

Total Fixed Charges	$53,046	$80,486

Earnings Computation

Pre-tax earnings from continuing operations	$192,643	$483,582
Add: Fixed Charges	53,046	80,486

	$245,689	$564,069

Less: Capitalized Interest	(3,515)	(4,746)
Add: Distributions in excess of (less than) earnings of investee	5,669	(25,674)

Total Earnings as Adjusted	$247,843	$533,649

Pro Forma Ratio of Earnings to Fixed Charges	4.7:1	6.6:1